EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2004 relating to the consolidated financial statements, which appears in the Nuance Communications, Inc. (formerly ScanSoft, Inc.) Annual Report on Form 10-K/A for the fiscal year ended September 30, 2005.
/s/ PriceWaterhouseCoopers LLP

Boston, Massachusetts
June 1, 2006